Exhibit (d)(3)

MUTUAL NON-DISCLOSURE

AND STANDSTILL AGREEMENT

THIS MUTUAL NON-DISCLOSURE AND STANDSTILL AGREEMENT (this “Agreement”), dated as of September 15, 2015, is between Gaas Labs, LLC, a limited liability company organized under the laws of the State of California (“GAAS”), and ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), and is entered into to ensure the protection and preservation of the confidential and/or proprietary nature of information that the Parties (as hereinafter defined) contemplate disclosing to one another in connection with certain transactions or other business arrangements under discussion by the Parties, including, but not limited to, business combination transactions, merger transactions, asset sales, stock purchases, consolidations, strategic alliances, joint ventures, technology transfers, and similar transactions or arrangements involving or between the Parties (any such transaction or arrangement is herein referred to as the “Transaction”), and to provide for certain other arrangements and agreements with respect to any potential Transaction between GAAS and ANADIGICS.

As used in this Agreement, the Party disclosing Confidential Information (as hereinafter defined) is the “Disclosing Party” and the Party receiving the Confidential Information is the “Receiving Party.” Each of GAAS and ANADIGICS and their respective subsidiaries and controlled affiliates shall be referred to herein individually as a “Party” and collectively as the “Parties.”

NOW THEREFORE, in reliance upon and in consideration of the following mutual undertakings and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, each of the Parties agree as follows:

1. Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall include the following information, whether communicated in tangible form, electronically or orally and regardless of whether specifically identified as “proprietary” or “confidential”: (i) all business information, plans, tactics or materials of the Parties, including, but not limited to, business plans, practices and strategies, product plans and product roadmaps, employee lists, employee benefit programs, customer lists, market analyses, compilations and information, pricing policies, financial information or information regarding research and development, engineering, quality assurance, regulatory matters, sales and marketing, accounting, legal matters, product resources, supply resources, financing plans, information, plans or proposals relating to capital structure, owned or leased assets and liquidity needs, directors, officers, employees, financing sources, customers, vendors, strategic partners, stockholders, affiliates, customer contracts or proposals for customer contracts, contracts with vendors or suppliers or plans or proposals for strategic alliances or other business relations with third parties; (ii) all trade secrets, technical know-how, formulae, methods, processes, frameworks, ideas, inventions (whether or not patentable), schematics, systems writings, hardware and software designs and code (source and object), product specifications, prototypes, product samples; (iii) all manuals, systems documentation, reports, notes, analyses, compilations, studies, interpretations, correspondence, memoranda or other materials related to any of the items described in clauses (i) and (ii) above; (iv) all other written or electronic information which is submitted or disclosed by the Disclosing Party to the Receiving Party hereunder, whether or not designated by the Disclosing Party as being confidential or proprietary at the time of its first disclosure; and (v) all verbal information which the Disclosing Party designates as confidential or proprietary at the time of its first disclosure and thereafter designates as such in a writing delivered to the Receiving Party within 30 days after its first disclosure.

2. Non-Disclosure and Use Restrictions. Each Party shall keep the Confidential Information of the other Party strictly confidential for a period of two (2) years from the date hereof and shall not disclose such Confidential Information to any third parties, other than its Representatives, without the prior written consent of the Disclosing Party. Each Party shall use the Confidential Information received from the other Party only for the purpose of evaluating the Transaction (including the effects of its consummation), and in no event for any other commercial, business or other purpose or for any other purpose competitively, strategically or otherwise disadvantageous, directly or indirectly, to the Disclosing Party. Each Party represents and warrants that in considering a possible Transaction and reviewing the Confidential Information, such Party (i) is acting solely on its own behalf and not as part of a group with any unaffiliated parties, and (ii) has not entered into any exclusivity arrangements with any potential providers of debt or related financing for a possible Transaction that would preclude such providers from providing debt or related financing to any other parties proposing to enter into a transaction with either Party reasonably comparable to the Transaction. No other rights, and particularly licenses, to trademarks, inventions, copyrights, patents, mask work rights, or any other intellectual property rights are implied or granted under this Agreement or by the delivery of Confidential Information by one Party to the other Party.

3. Copying. Confidential Information supplied by one Party shall not be reproduced by the other Party in any form except to the extent reasonably necessary to enable such other Party to evaluate the Transaction.

4. Care. The Receiving Party shall treat Confidential Information of the Disclosing Party as proprietary and confidential and shall use the same degree of care to avoid disclosure or unauthorized use of Confidential Information of the Disclosing Party as the Receiving Party provides to protect its own Confidential Information. The Receiving Party shall maintain the Confidential Information received from the Disclosing Party in confidence and shall retain such Confidential Information in a secure place. The Receiving Party shall disclose and permit access to such Confidential Information only to those of its directors, officers, employees, affiliates, consultants, agents and legal, financial and accounting advisors and sources of financing (in each such case, a “Representative”) who reasonably need to know such information in order to evaluate the Transaction and with whom the Receiving Party has established practices or procedures to maintain the confidence of such Confidential Information, who are informed of the confidential and proprietary nature of such information and the provisions of this Agreement, and who agree to be bound by the confidentiality and non-use provisions hereof or substantially similar confidentiality and non-use restrictions. The Receiving Party shall be responsible for any breach of the provisions of this Agreement by any of its Representatives.

5. Ownership. All Confidential Information shall remain the property of the Disclosing Party, and all documents or other tangible or electronic media embodying such Confidential Information (including those prepared by the Receiving Party) shall be, at the option of the Receiving Party, either promptly returned to the Disclosing Party or destroyed after the Receiving Party’s need for it has expired or upon the request of the Disclosing Party. If destroyed, the Receiving Party shall so certify in writing to the Disclosing Party.

6. Limitation. It is understood that the term “Confidential Information” does not include information that:

(a) has been published, as evidenced by written documentation, or is now or becomes in the public domain without breach of this Agreement by the Receiving Party;

(b) prior to disclosure hereunder is properly within the legitimate possession of the Receiving Party;

(c) subsequent to disclosure hereunder is lawfully received from a third party having a right to disclose the information in such party’s possession and is not restricted from further disseminating the information; or

(d) is independently developed by the Receiving Party through persons (including the employees of the Receiving Party) who have not had access to or knowledge of such Confidential Information and where such independent development can be documented by the Receiving Party.

7. Legally Required Disclosure. If either Party is required by law or by any court of competent authority or governmental agency or authority or in connection with any legal or administrative proceeding to disclose any of the Confidential Information of the other Party, then the Party so required to disclose the Confidential Information (the “Requested Party”) will provide such other Party (the “Owning Party”) with prompt written notice of such requirement prior to such disclosure. The Owning Party receiving such notice may then either seek appropriate protective relief from all or part of such requirement (including confidential treatment of any such disclosure if required) or waive the Requested Party’s compliance with the provisions of this Agreement with respect to all or part of such requirement. Each Party agrees that if it is the Requested Party, it will reasonably cooperate with the Owning Party to attempt to obtain any protective relief that the Owning Party chooses to seek. If the Owning Party fails to obtain such relief, and, in the opinion of counsel for the Requested Party, the Requested Party is legally compelled to disclose any of the Confidential Information, then the Requested Party may disclose that portion of the Confidential Information which counsel to such Requested Party advises that it is compelled to disclose, but no more than what is legally required.

8. Relief. Because monetary damages will not be an adequate remedy for any breach of this Agreement and may be difficult to ascertain, the Parties agree that in the event of a violation of this Agreement, without limiting any other rights and remedies of each other, specific performance and/or other injunctive relief may be obtained against any Party who has breached or threatened to breach this Agreement and that such Party seeking equitable relief may do so without the necessity to post any bond therefor.

9. Right to Disclose. Each of the Parties warrants that it has the right to disclose all of the Confidential Information that it previously has disclosed or will disclose to the other Party pursuant to this Agreement, and each of the Parties shall indemnify and hold harmless the other Party from all claims by a third party relating to the wrongful disclosure of such third party’s information. Otherwise, neither of the Parties makes any representation or warranty, express or implied, with respect to any Confidential Information, except as set forth in Section 2 above, or as may be provided in definitive agreements, if any, that may be executed after the date hereof in connection with the Transaction or otherwise. Neither of the Parties shall be liable for indirect, incidental, consequential or punitive damages of any nature or kind resulting from or arising in connection with this Agreement or its violation.

10. Disclosure. Except as required by law, all media releases and public announcements or disclosures by either of the Parties relating to this Agreement, its subject matter or the purpose of this Agreement shall be coordinated by the Parties in writing prior to the release thereof. It is understood and agreed that, except in accordance with Section 7 of this Agreement, neither Party shall disclose to any third party (other than its Representatives) the fact that the Parties are in discussions concerning the Transaction, or the status or terms of such discussions, without the prior written consent of the other Party.

11. Standstill. Each Party agrees that, for a period of twelve (12) months from the date hereof, without the prior written consent of the other Party, which shall be approved by such other Party’s Board of Directors, neither Party nor any of its controlled affiliates or Representatives, acting on its behalf, will in any manner, directly or indirectly, effect, publicly or privately propose to effect, or cause or in any way assist or encourage any other person to effect or publicly or privately propose to: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, beneficially or otherwise, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other Party or any subsidiary thereof, or any assets of the other Party or any subsidiary or division thereof; (ii) make any tender or exchange offer, merger or other business combination involving the other Party or its subsidiaries; (iii) make any recapitalization, restructuring, liquidation, dissolution or other extraordinary transactions with respect to the other Party or its subsidiaries; (iv) make, or in any way participate in, directly or indirectly (including by providing financing to another party) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of the Securities Exchange Act of 1934, as amended) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other Party; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the other Party; (vi) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any of the foregoing or any other extraordinary transaction involving the other Party or its securities or assets; (vii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (viii) request the other Party or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph; provided, however, that nothing in this paragraph shall a Party from presenting a proposal on a confidential basis to the Board of Directors of the other Party, including with respect to a merger, asset purchase or other business combination with the other Party. Notwithstanding the foregoing, this paragraph shall no longer be binding upon a Party upon the execution of a definitive agreement between he other Party and any third party with respect to a merger, asset sale, consolidation or other business combination, in which the former stockholders of the transacting Party immediately prior to the closing of the transaction would own less than 50% of the voting securities or assets of the surviving, resulting or parent entity.

12. Term. This Agreement shall continue in full force and effect for a period of two (2) years from the date hereof and then shall automatically expire and terminate. The obligations of the Parties described in Sections 2, 3, 4, 5, 11 and 14, however, shall continue after the termination of this Agreement.

13. Right to Continue Activities. Subject to the nondisclosure and use restrictions set forth in this Agreement, each Party’s right to develop, use and market products and services similar to or competitive with those of the other Party shall remain unimpaired. Each Party acknowledges that the other Party may already possess or have developed products or services similar to or competitive with those of the other Party disclosed in the Confidential Information.

14. Access to and Solicitation of Employees.

(a) GAAS hereby agrees that neither it nor any of its Representatives will, without the express prior written permission of ANADIGICS, initiate or maintain contact with any officer, director or employee of ANADIGICS or any of its subsidiaries regarding the Confidential Information or the Transaction. GAAS shall submit or direct all communications regarding the Transaction and Confidential Information to Ronald Michels, Chairman and Chief Executive Officer of ANADIGICS or, at Ronald Michels’ direction to, Terrence G. Gallagher, Executive Vice President and Chief Financial Officer of ANADIGICS.

(b) Each Party agrees that for a period of twelve (12) months from the date hereof, it will not (and it will not assist, advise or encourage others to), directly or indirectly, unless specifically consented to in advance in writing by the other Party, solicit for employment (other than advertising or public solicitation that is not a targeted solicitation of the other Party’s employees) (i) any executive officer of the other Party, (ii) any officer with the title of Vice President or higher of the other Party, (iii) any Director-level of more senior sales personnel of the other Party, and (iv) any Director-level or more senior engineering personnel of the other Party, in each case solely to the extent that the soliciting Party was first introduced to such individual in the course of discussions between the Parties with respect to the Transaction.

15. Governing Law; Whole Agreement. This Agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. There are no understandings, agreements or representations relating to the subject matter hereof, express or implied, not specified herein.

16. Securities Laws. Each Party hereby acknowledges that it is aware and that it will advise its Representatives who are informed of the matters that are the subject of this Agreement, that the United States securities laws restrict persons with material non-public information about a company from purchasing or selling securities of such company or from communicating such information to a third party under circumstances in which it is reasonably foreseeable that such third party is likely to purchase or sell such securities in reliance upon such information.

17. Amendment and Waiver. The terms and provisions of this Agreement may be amended or modified, and the observance of any term or provision hereof may be waived, only by a written instrument executed by the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

18. Successors and Assigns. This Agreement shall inure to, and be binding upon, the Parties hereto and their respective successors (including, without limitation, any successor to a Party) and permitted assigns. Neither Party shall assign this Agreement without the prior express written consent of the other Party; provided, however, that assignments by operation of law, merger or other change of control transaction shall be expressly permitted.

19. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior discussions between them whether written or oral. This Agreement may be modified only in writing, signed by each Party.

20. Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GAAS LABS, LLC

By:	/s/ John Ocampo
Name: John Ocampo
Title: President

ANADIGICS, INC.

By:	/s/ Ronald L. Michels

Name:	Ronald L. Michels

Title:	Chairman & CEO